QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Level 3 Communications, Inc.:

        We consent to the use of our reports dated February 28, 2012, with respect to the consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, cash flows, changes in stockholders' equity (deficit), and comprehensive loss for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report on the effectiveness of internal control over financial reporting as of December 31, 2011 contains an explanatory paragraph that states that the gross amount of total assets and revenue of Global Crossing Limited that are excluded from management's assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2011 are $5.159 billion (which includes goodwill of $1.114 billion included within the scope of the assessment) and $654 million, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of this entity.

                      /s/ KPMG LLP

                      KPMG LLP

Denver, Colorado
March 20, 2012

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm